AGREEMENT

WHEREAS, this Agreement (the “Agreement”) is made and entered into effective as of February 22, 2018, by and between GB SCIENCES, INC. (“GBS”), and any and all of its subsidiaries including, but not limited to, GB SCIENCES NEVADA, LLC, and GROWBLOX SCIENCES, INC., and PACIFIC LEAF VENTURES, LP (“Pacific Leaf”), and any and all of its subsidiaries.

WHEREAS, this Agreement along with any and all duly-authorized exhibits, appendices, addenda, schedules, and amendments hereto, encompasses the entire agreement of the parties and any and all of their subsidiaries, and supersedes and replaces any and all previous understandings and agreements between the parties and any and all of their subsidiaries, whether oral or written, including, but not limited to, superseding and replacing the following understandings and agreements:

A.“6% Senior Secured Convertible Promissory Note” dated June 8, 2015, by and between GrowBlox Sciences, Inc., and Pacific Leaf Ventures, LP;

B.“Amended and Restated 6% Senior Secured Convertible Promissory Note” dated February 8, 2016, by and between GrowBlox Sciences, Inc., and Pacific Leaf Ventures, LP;

C.“Note Purchase Agreement” dated May 12, 2015, by and between GrowBlox Sciences, Inc., and Pacific Leaf Ventures, LP;

D.“Royalty Agreement” dated June 8, 2015, by and between GrowBlox Sciences, Inc., and Pacific Leaf Ventures, LP (as amended to date, the “Royalty Agreement”);

E.“Security Agreement” dated June 8, 2015, by and between GrowBlox Sciences, Inc., GB Sciences Nevada, LLC, and Pacific Leaf Ventures, LP; and

F.“Second Omnibus Amendment” dated August 4, 2016, by and between GrowBlox Sciences, Inc., GB Sciences Nevada, LLC, and Pacific Leaf Ventures, LP.

WHEREAS, any and all other understandings and agreements between the parties and any and all of their subsidiaries, whether oral or written, are fully and completely terminated and rendered null and void, subject to the terms and conditions in this Agreement.

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties and any and all of their subsidiaries hereto covenant and agree as follows:

1.In consideration for the full and complete termination of any and all other understandings and agreements between the parties and any and all of their subsidiaries, whether oral or written, GBS agrees to pay and Pacific Leaf agrees to accept (A) the sum of $2,500,000.00 cash in installments by wire transfer to the account designated by Pacific Leaf as follows: (1) $1,000,000.00 cash payable upon complete execution of this Agreement; and (2) $1,500,000.00 cash payable on or before July 31, 2018; (B) $269,818.05 cash by wire transfer to the account designated by Pacific Leaf upon complete execution of this Agreement for royalties due to Pacific Leaf through December 31, 2017; and (C) the shares of Common Stock to be issued pursuant to Section 2 below.

2.Further, in consideration for the full and complete termination of any and all other understandings and agreements between the parties and any and all of their subsidiaries, whether oral or written, GBS agrees to pay and Pacific Leaf agrees to accept a payment of 1,600,000 shares (the “Shares”) of GBS’s Common Stock (“Common Stock”) issued on or before July 31, 2018, which shall be restricted under Rule 144 under the Securities Act of 1933, as amended (the “Act”). The number of Shares shall be equitably adjusted in the event GBS effects a stock split or stock dividend after the date hereof and prior to issuance of the Shares.  In addition, GBS shall in no event issue the Shares later than immediately prior to (i) any reclassification or capital reorganization, including any consolidation or merger of GBS with or into another corporation, or (ii) any sale, lease or conveyance to another corporation of all or substantially all of the assets of GBS. For the purpose of clarity, the parties acknowledge and agree that an increase in the number of shares of Common Stock that GBS is authorized to issue, the potential issuance of said shares, or the use of said shares by GBS in the acquisition of other assets or companies shall not result in any change in the number of Shares issuable hereunder or accelerate the timing for the issuance of such Shares. The Shares, when issued and delivered to Pacific Leaf, shall be fully paid and non-assessable. The Shares, together with the payments under Section 1 above, constitute payment for Pacific Leaf’s agreement to fully and completely terminate any and all other understandings and agreements between the parties and any and all of their subsidiaries, whether oral or written, and are nonrefundable, non-apportionable, and non-ratable. Such Shares are not a prepayment for future services.

a.The Shares issued pursuant to this Agreement shall be issued in the name of Pacific Leaf Ventures, LP, Tax ID No. 47-3988708.

b.With the transfer of Shares, if required by applicable law or reasonably requested by Pacific Leaf, GBS shall cause to be issued a certificate representing the Shares and a written opinion of counsel for GBS stating that said shares are validly issued, fully paid and non-assessable and that the issuance and eventual transfer of them to Pacific Leaf has been duly authorized by GBS.

c.Pacific Leaf acknowledges that the Shares to be issued pursuant to this Agreement have not been registered under the Act, and accordingly are “restricted securities” within the meaning of Rule 144 of the Act. As such, the Shares may not be resold or transferred unless GBS has received an opinion of counsel reasonably satisfactory to GBS that such resale or transfer is exempt from the registration requirements of that Act. GBS agrees to take any and all action(s) necessary to clear the subject securities of restriction upon presentation of any Rule 144(d) application by Pacific Leaf or its broker, including, but not limited to: (1) Authorizing GBS’s transfer agent to remove the restrictive legend on the subject securities; (2) Expediting either the acquisition of a legal opinion from GBS’s counsel authorizing the removal of the restrictive legend, or accepting a third party legal opinion acknowledging same; and (3) Cooperating and communicating with Pacific Leaf and its broker in order to use GBS’s best efforts to clear the subject securities of restriction as soon as possible after presentation of a Rule 144(d) application by Pacific Leaf (or its broker) to either GBS and/or GBS’s transfer agent. Further, GBS agrees to not unreasonably withhold or delay approval of any application filed by Pacific Leaf under Rule 144(d) of the Act to clear the subject securities of restriction.

d.In connection with the acquisition of the Shares hereunder, Pacific Leaf represents and warrants to GBS, to the best of its knowledge, as follows:

i.Pacific Leaf acknowledges that it has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of GBS concerning an investment in the Shares, and any additional information which Pacific Leaf has requested.

ii.Pacific Leaf’s investment in the Shares is reasonable in relation to Pacific Leaf’s net worth. Pacific Leaf has had experience in investments in restricted and publicly traded securities, and Pacific Leaf has had experience in investments in speculative securities and other investments that involve the risk of loss of investment. Pacific Leaf acknowledges that an investment in the Shares is speculative and involves the risk of loss. Pacific Leaf has the requisite knowledge to assess the relative merits and risks of this investment without the necessity of relying upon other advisors, and Pacific Leaf can afford the risk of loss of his entire investment in the Shares.

iii.Pacific Leaf is acquiring the Shares for its own account for long-term investment and not with a view toward resale or distribution thereof except in accordance with applicable securities laws.

3.Termination of Agreement and Dispute Resolution

a.In the event GBS does not satisfy the agreement to pay Pacific Leaf (1) the sum of $1,269,818.05 cash payable upon complete execution of this Agreement, (2) the sum of $1,500,000.00 cash payable on or before July 31, 2018, or (3) the Shares on or before July 31, 2018:

i.The Royalty Agreement shall continue in full force and effect as if this Agreement had not been entered into;

ii.Any and all other understandings and agreements between the parties and any and all of their subsidiaries, whether oral or written, in effect at the time of the effective date of this Agreement that would have otherwise been terminated pursuant to this Agreement shall not be terminated and rendered null and void, and instead shall continue in full force and effect; and

iii.In the event of the foregoing, 75% (seventy-five percent)  of any and all cash payments made by GBS to Pacific Life pursuant to this Agreement shall be credited against any royalties accrued or payable to Pacific Leaf.

b.Notwithstanding anything to the contrary, if either party materially breaches this Agreement, the non-breaching party may, at his or its election, immediately terminate the Agreement thereby relieving the non-breaching party of any obligation there under. Alternatively, the non-breaching party may proceed with performance without waiving any rights under the Agreement. A material breach will mean and refer to a party’s failure to comply with any covenants or obligations specified in this Agreement.

c.In the event of a dispute arising between parties, the dispute shall be submitted to mediation. The parties shall bear the costs of mediation equally. In the event that either party refuses to participate in mediation said party shall be prohibited from recovering attorney fees notwithstanding anything to the contrary in this agreement.

d.If mediation should fail to resolve the dispute between the parties, the matter shall be submitted to binding arbitration. The costs of arbitration shall be equally shared by the parties until the dispute is either settled or adjudicated, at which time the arbitration may award said fees and costs to the prevailing party.

4.Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

5.Attorney’s Fee. Subject to the Dispute Resolution terms contained in this Agreement, if any action is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs in connection with that action, in addition to any other relief to which it or they may be entitled as determined through the required mediation or arbitration.

6.Notices. All notices, requests, and other communications hereunder shall be deemed to be duly given if sent by U.S. mail, postage prepaid, addressed to the other party at the address as set forth herein below:

GB Sciences, Inc.

ATTN:  John C. Poss

3550 West Teco Avenue

Las Vegas, Nevada  89118

PACIFIC LEAF VENTURES, LP

ATTN: David Weiner

12400 Ventura, #327

Studio City, California 91604

7.Complete Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

8.Severable Provisions.  The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provisions to the extent enforceable shall nevertheless be binding and enforceable.

9.Counterparts. This Agreement may be executed in two (2) or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Faxed or emailed signatures on this Agreement or electronic signatures on this Agreement shall be as effective as original signatures on this Agreement.

By your signature below you acknowledge that you have read and understand the foregoing Agreement, have had the opportunity to consult legal and financial counsel, that you agree to comply with all of the terms of the Agreement, and that you have received a copy of the Agreement.

This Agreement has been duly signed by the parties and any and all of their subsidiaries hereto:

AGREED TO:

GB SCIENCES, INC.

By:

Name:John C. Poss

Title:CEO and President

GB SCIENCES NEVADA LLC

By:

Name:

Title:

PACIFIC LEAF VENTURES, LP

By:

Name:David Weiner

Title:Manager of General Partner